UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2024 bluebird bio, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35966	13-3680878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Grand Union Boulevard,
Somerville, MA	02145
(Address of Principal Executive Offices)	(Zip Code)

(339) 499-9300

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BLUE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 10, 2024 (the “Separation Date”), Christopher Krawtschuk will depart bluebird bio, Inc. (the “Company”) and cease serving as Chief Financial Officer and principal accounting officer. Mr. Krawtschuk’s departure is not the result of any disagreement between Mr. Krawtschuk and the Company on any matters relating to the Company’s accounting policies or business strategy.

On May 28, 2024, the Board of Directors (the “Board”) appointed O. James Sterling as Chief Financial Officer of the Company and designated Mr. Sterling as principal accounting officer, effective as of the date Mr. Sterling commences employment with the Company, which is expected to be June 10, 2024 (the “Transition Date”).

Mr. Sterling, 53, has served as Chief Financial Officer of Renalytix plc, a diagnostics company focused on clinical management of kidney disease, where he leads the finance department, since November 2018. From 2015 to 2018, Mr. Sterling served as managing partner of Renwick Capital LLC. Prior to that, he served as a managing director at investment banks Brock Capital Group LLC and Aleutian Capital Group. Mr. Sterling is currently a director of Star Mountain Lower Middle-Market Capital Corp. Mr. Sterling received his B.A. from Boston University and an MBA from Columbia Business School.

In connection with Mr. Sterling’s appointment as Chief Financial Officer, the Company has entered into an employment agreement with Mr. Sterling, effective as of June 10, 2024 (the “Employment Agreement”), which provides for an annual base salary of $500,000, a one-time sign on bonus in the amount of $100,000 (subject to repayment in the event Mr. Sterling resigns not for “good reason” or is terminated for “cause” within one year of his start date), a target annual bonus opportunity of 45% of his annual base salary and an initial equity grant consisting of 300,000 stock options, restricted stock units with respect to 100,000 shares and, subject to stockholder approval of an increase to the aggregate shares authorized for issuance under the Company’s 2023 Incentive Award Plan at the Company’s 2024 annual meeting of stockholders, performance-vesting restricted stock units with respect to 50,000 shares (at target). The stock option award vests with respect to 25% of the shares on the first anniversary of the grant date, with the remaining shares vesting in 36 equal installments on each monthly anniversary thereafter. The restricted stock unit award vests with respect to 25% of the shares on each of the first four anniversaries of the grant date, and the performance-vesting restricted stock units vest, to the extent earned based on the achievement of certain total shareholder return performance metrics, on the third anniversary of the grant date.

In the event of a termination of employment by the Company without “cause” or by Mr. Sterling for “good reason” (each as defined in the Employment Agreement), subject to his execution and non-revocation of a separation agreement and release of claims and his continued compliance with the applicable restrictive covenants, Mr. Sterling will be entitled to receive (i) an amount equal to one times his annual base salary, payable in ratable installments over 12 months, and (ii) a monthly COBRA subsidy for the continuation of group health coverage for 12 months or Mr. Sterling’s COBRA health continuation period, whichever ends earlier; provided, that if such termination occurs within 12 months of a Change in Control (as defined in the Employment Agreement), Mr. Sterling will instead be entitled to (i) an amount equal to one times the sum of (A) his annual base salary and (B) his target annual bonus, payable in a lump sum, (ii) a monthly COBRA subsidy for the continuation of group health coverage for 12 months or Mr. Sterling’s COBRA health continuation period, whichever ends earlier, and (iii) acceleration of all equity awards granted after the date of the Employment Agreement (with any applicable performance metrics deemed to be earned at the greater of actual and target performance levels).

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In connection with Mr. Krawtschuk’s separation from the Company, subject to, among other things, his execution and non-revocation of a separation agreement and release of claims and his continued compliance with his applicable restrictive covenant obligations, he will be eligible for cash severance consistent with the terms of his previously disclosed employment agreement with the Company, consisting of an amount equal to one times his annual base salary, payable in ratable installments over 12 months.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of May 28, 2024, by and between bluebird bio, Inc. and O. James Sterling

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2024	bluebird bio, Inc.

	By:	/s/ Andrew Obenshain
	Name:	Andrew Obenshain
	Title:	Chief Executive Officer and Principal Executive Officer